Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST PROVIDES UPDATE ON ASSET SALES AND JOINT VENTURE MOMENTUM

Over $1 billion of proceeds expected from completed and planned transactions

Increasing KKR JV to $500 million in value with planned asset contributions

Expanding Nuveen Real Estate JV relationship with an intended $400 million in asset contributions

NASHVILLE, Tennessee, July 3, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced it has generated approximately $400 million of proceeds from joint venture (JV) and asset sale transactions year-to-date. The Company also has additional asset sale and JV transactions under contract or LOI that are now expected to increase proceeds to over $1 billion. The majority of these transactions are expected to be completed in the third quarter, and proceeds are expected to fund accretive, leverage neutral share repurchases and existing capital commitments.

As previously disclosed, KKR has committed up to an additional $600 million of capital to increase the potential value of its 80/20 JV with Healthcare Realty beyond the initial property contributions. In the near term, additional property contributions are expected to generate incremental proceeds for Healthcare Realty of approximately $100 million in August. These contributions would increase the value of the JV to approximately $500 million.

The Company also announced the expansion of its existing JV relationship with Nuveen Real Estate (“Nuveen”) which has previously been referred to as TIAA. Healthcare Realty expects to contribute approximately $400 million of assets to a new Nuveen JV in two phases at a cap rate of approximately 6.6%. In the first phase, which is expected to be completed in August, Healthcare Realty will contribute eight of its existing properties to the new Nuveen JV at a value of $193 million. Nuveen will fund a contribution equal to 80% of the equity value. Healthcare Realty will retain a 20% equity interest and will continue to oversee day-to-day operations and leasing of the properties. The JV is expected to utilize secured financing of approximately 40% of the contributed value. The closing of the transactions is subject to satisfaction of customary closing and financing conditions.

“We are quickly approaching $1 billion of proceeds from asset sale and JV transactions. Our top capital allocation priority is redeploying these proceeds to fund accretive, leverage neutral share repurchases,” stated Todd Meredith, President and CEO. “We are especially pleased to expand our existing joint venture relationships, providing us with proceeds in the current market environment and alternative sources of growth capital over the longer term.”

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Exhibit 99.1

About Healthcare Realty
Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 700 properties totaling over 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023, under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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